Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF RESERVOIR HOLDINGS, INC.

The following discussion and analysis of Reservoir Holdings, Inc.’s financial condition and results of operations should be read in conjunction with Reservoir Holdings, Inc.’s condensed consolidated financial statements, including the accompanying notes thereto. Certain statements contained in the discussion and analysis set forth below include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created thereby. Reservoir Holdings, Inc. has based these forward-looking statements on management’s current expectations, projections and forecasts about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Reservoir Holdings, Inc. that may cause its actual business, financial condition, results of operations, performance and/or achievements to be materially different from any future business, financial condition, results of operations, performance and/or achievements expressed or implied by these forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Reservoir Media, Inc.’s Registration Statement on Form S-1 (file no. 333-257610) (the “Registration Statement”) and Reservoir Media, Inc.’s other filings with the Securities and Exchange Commission. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “target,” “goal,” “shall,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Unless the context otherwise requires, the terms “we,” “us,” “our” and “Reservoir” refer collectively to Reservoir Holdings, Inc. and its consolidated subsidiaries.

Introduction

Reservoir was incorporated on April 23, 2019 under the laws of the State of Delaware for the sole purpose of serving as the holding company of Reservoir Media Management, Inc. (“Reservoir Media Management”). The activities of Reservoir are generally organized into two operating segments: Music Publishing and Recorded Music. Operations of the Music Publishing segment involve the acquisition of interests in music catalogs from which royalties are earned as well as signing songwriters to exclusive agreements which give Reservoir an interest in the future delivery of songs. Operations of the Recorded Music segment involve the acquisition of sound recording catalogs as well as the discovery and development of recording artists and the marketing, distribution, sale and licensing of the music catalogs. Reservoir is a holding company that conducts substantially all of its business operations through Reservoir Media Management and Reservoir Media Management Inc.’s subsidiaries.

This management’s discussion and analysis of financial condition and results of operations is provided as a supplement to the condensed consolidated financial statements, including the accompanying notes thereto, as of June 30, 2021 and for the three months ended June 30, 2021 and June 30, 2020 to help provide an understanding of our financial condition and results of operations. This management’s discussion and analysis of financial condition and results of operations is organized as follows:

•	Business overview. This section provides a general description of our business, as well as a discussion of factors that we believe are important in understanding our results of operations and comparability and in anticipating future trends.

•	Results of operations. This section provides an analysis of our results of operations for the three months ended June 30, 2021 and June 30, 2020. This analysis is presented on both a consolidated and segment basis.

•	Liquidity and capital resources. This section provides an analysis of our cash flows for the three months ended June 30, 2021 and June 30, 2020, as well as a discussion of our liquidity and capital resources as of June 30, 2021. The discussion of our liquidity and capital resources includes recent debt financings and a summary of the key debt covenant compliance measures under our debt agreements.

•	Critical accounting policies. This section identifies those accounting policies that are considered important to Reservoir’s results of operations and financial condition, require significant judgement and/or involve significant management estimates. Reservoir’s significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 2 to Reservoir’s consolidated financial statements for the year ended March 31, 2021 included in the Registration Statement.

Use of OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses and believe this non-GAAP measure provides useful information to investors because it removes the significant impact of amortization from our results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Reservoir and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. A reconciliation of consolidated OIBDA to operating income (loss) and net income (loss) attributable to Reservoir is provided in “—Results of Operations.”

Business Overview and Recent Developments

We are an independent music company operating in music publishing and recorded music. We represent over 130,000 copyrights in our publishing business and over 36,000 master recordings in our recorded music business. Both of our business areas are populated with hit songs dating back to the early 1900s representing an array of artists across genre and geography. We classify our business into two fundamental operations: Music Publishing and Recorded Music. A brief description of each of those operations is presented below.

Components of Our Results of Operations

Music Publishing Operations

Music Publishing is an intellectual property business focused on generating revenue from uses of the musical composition itself. In return for promoting, placing, marketing and administering the creative output of a songwriter or engaging in those activities for other rightsholders, our Music Publishing business garners a share of the revenues generated from use of the musical compositions.

The operations of our Music Publishing business are conducted principally through Reservoir Media Management, our global music publishing company headquartered in New York City, with operations in multiple countries through various subsidiaries, affiliates and non-affiliated licensees and sub-publishers. We own or control rights to more than 130,000 musical compositions, including numerous pop hits, American standards, folk songs and motion picture and theatrical compositions. Assembled over many years, our current award-winning active songwriters exceed 100, while the catalog includes over 5,000 clients representing a diverse range of genres, including pop, rock, jazz, classical, country, R&B, hip-hop, rap, reggae, Latin, folk, blues, symphonic, soul, Broadway, techno, alternative and gospel.

Music Publishing revenues are derived from five main sources:

•	Performance: the rightsholder receives revenues if the musical composition is performed publicly through broadcast of music on television, radio and cable and in retail locations (e.g., bars and restaurants), live performance at a concert or other venue (e.g., arena concerts and nightclubs), and performance of music in staged theatrical productions;

•	Digital: the rightsholder receives revenues with respect to musical compositions embodied in recordings distributed in streaming services, download services and other digital music services;

•	Mechanical: the rightsholder receives revenues with respect to musical compositions embodied in recordings sold in any machine readable format or configuration such as streaming, downloads, vinyl, CDs and DVDs;

•	Synchronization: the rightsholder receives revenues for the right to use the musical composition in combination with visual images such as in films or television programs, television commercials and video games as well as from other uses such as YouTube and other digital media platforms such as TikTok and Peloton; and

•	Other: the rightsholder receives revenues for use in sheet music and other uses.

The principal costs associated with our Music Publishing business are as follows:

•	Writer royalties and other publishing costs: the artist and repertoire (“A&R”) costs associated with (i) paying royalties to songwriters, co-publishers and other copyright holders in connection with income generated from the uses of their works and (ii) signing and developing songwriters; and

•	Administration expenses: the costs associated with general overhead, and other administrative expenses, as well as selling and marketing.

Recorded Music Operations

Our Recorded Music business consists of three primary areas of sound recording ownership. First is the active marketing, promotion, distribution, sale and licensing of newly created frontline sound recordings from Current Artists that we own and control. This is a new area of focus for Reservoir and does not yet produce significant revenue. The second is the active marketing, promotion, distribution, sale and license of previously recorded and subsequently acquired Catalog recordings. The third is acquisition of full or partial interests in existing record labels, sound recording catalogs or income rights to a royalty stream associated with an established recording artist or producer contract in connection with existing sound recordings. Acquisition of these income participation interests are typically in connection with recordings that are owned, controlled, and marketed by other record labels.

Our Current Artist and Catalog recorded music businesses are both primarily handled by our Chrysalis Records label based in London and our Tommy Boy record label based in New York City. In the United States, we also manage some select Catalog recorded music under our Philly Groove Records and Reservoir Records labels. We also own income participation interests in recordings by The Isley Brothers, The Commodores, Wisin and Yandel, and an interest in the Loud Records catalog containing recordings by the Wu Tang Clan. Our core Catalog includes recordings under the Chrysalis Records label by artists such as Sinéad O’Connor, The Specials, Generation X and The Waterboys, as well as recordings under the Tommy Boy record label by artists such as Coolio, House of Pain, Naughty By Nature, Everlast and Digital Underground.

Our Current Artist and Catalog recorded music distribution is handled by a network of distribution partners. Chrysalis Records Catalog releases are distributed through AWAL while our Chrysalis Records Current Artist releases are distributed through PIAS. Tommy Boy Music Catalog releases are distributed via our membership with MERLIN, AMPED and other partners. MERLIN is one of the top global digital rights agencies in the world negotiating licenses on behalf of many independent record labels, distributors, and other music rights holders.

Through our distribution network, our music is being sold in physical retail outlets as well as in physical form to online physical retailers, such as amazon.com, and distributed in digital form to an expanding universe of digital partners, including streaming services such as Amazon, Apple, Deezer, SoundCloud, Spotify, Tencent Music Entertainment Group and YouTube, radio services such as iHeart Radio and SiriusXM, and download services. We also license music digitally to fitness platforms such as Apple Fitness+, Equinox, Hydrow and Peloton and social media outlets such as Facebook, Instagram, TikTok and Triller.

Recorded Music revenues are derived from four main sources:

•	Digital: the rightsholder receives revenues with respect to streaming and download services;

•	Physical: the rightsholder receives revenues with respect to sales of physical products such as vinyl, CDs and DVDs;

•	Synchronization: the rightsholder receives royalties or fees for the right to use sound recordings in combination with visual images such as in films or television programs, television commercials and video games; and

•	Neighboring Rights: the rightsholder also receives royalties if sound recordings are performed publicly through broadcast of music on television, radio, and cable, and in public spaces such as shops, workplaces, restaurants, bars and clubs.

The principal costs associated with our Recorded Music business are as follows:

•	Artist royalties and other recorded costs: the A&R costs associated with (i) paying royalties to recording artists, producers, songwriters, other copyright holders and trade unions, (ii) signing and developing recording artists and (iii) creating master recordings in the studio; and product costs to manufacture, package and distribute products to wholesale and retail distribution outlets; and

•	Administration expenses: the costs associated with general overhead and other administrative expenses as well as the costs associated with the promotion and marketing of recording artists and music, including costs to produce music videos for promotional purposes and artist tour support.

Business Combination

On April 14, 2021, Reservoir entered into an agreement and plan of merger with Roth CH Acquisition II Co., a Delaware corporation (“ROCC”), a publicly traded special purpose acquisition company with $115.0 million in the trust account, and Roth CH II Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of ROCC (“Merger Sub”), pursuant to which Merger Sub merged with and into Reservoir, with Reservoir surviving as a wholly-owned subsidiary of ROCC and the securityholders of Reservoir becoming securityholders of ROCC and “Roth CH Acquisition II Co.” was renamed “Reservoir Media, Inc.” (the “Business Combination”). The Business Combination was funded by a combination of ROCC’s cash held in the trust account (after any redemptions by its public stockholders in connection with consummation of the Business Combination), a full equity roll-over from the former stockholders of Reservoir and proceeds from the private investment in public equity transaction in the amount of $150.0 million that closed concurrently with the consummation of the Business Combination. The Business Combination was approved by the ROCC’s stockholders on July 27, 2021 and was consummated on July 28, 2021. The Business Combination is accounted for as a reverse recapitalization, with Reservoir determined to be the accounting acquirer.

COVID-19 Pandemic

In January 2020, a new strain of coronavirus, COVID-19, was identified in Wuhan, China. On March 11, 2020, the World Health Organization declared a global pandemic. The global pandemic and governmental responses thereto have disrupted physical and manufacturing supply chains and required the closures of physical retailers. Additionally, stay-at-home orders, limited indoor and outdoor gatherings and other restrictions have negatively affected our business in other ways, such as, making it impossible to hold live concert tours, delaying the release of new recordings and disrupting the production and release of motion pictures and television programs. However, the disruption from the COVID-19 pandemic may have accelerated growth of other revenue streams such as fitness and interactive gaming (including augmented reality and virtual reality).

Factors Affecting Results of Operations and Comparability

Throughout Reservoir’s history, we have constantly acquired new assets and subsidiaries and signed new writers and more recently new recording artists. These investing activities have had the largest impact on our growth over time. Reservoir has also invested in its operations to create a platform for the Music Publishing and Recorded Music segments to scale and grow. The most significant acquisitions of size during the three months ended June 30, 2021 and June 31, 2020 were as follows:

•	On April 13, 2020, we acquired, through an asset purchase agreement, all of the music assets of three entities doing business as Shapiro, Bernstein & Co., a century old United States music publishing company, which included a diverse catalog of primarily music publishing rights and some ancillary rights. The investment also included the acquisition, through a share purchase agreement, of Shapiro, Bernstein & Co. Limited, a UK company, which enabled us to take advantage of an at-source network of collections across Europe.

•	On June 29, 2020, we acquired, through an asset purchase agreement, all of the music publishing assets of the estate of Bob Crewe, which included writer share and publisher share of his diverse music catalog.

•	On June 2, 2021, we acquired, through a membership interest purchase agreement, Tommy Boy Music, LLC ("Tommy Boy"), a 40-year-old record label, which included a diverse catalog of primarily recorded music rights and some music publishing rights.

Results of Operations for the Three Months Ended June 30, 2021 vs. Three Months Ended June 30, 2020

Income Statement

Our income statement was composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Revenues	16,718	13,644	3,074	23%
Costs and expenses:
Cost of revenue	7,692	5,903	1,789	30%
Amortization and depreciation	4,079	3,430	649	19%
Administration expenses	4,665	3,005	1,660	55%
Total costs and expenses	16,436	12,338	4,098	33%
Operating Income	282	1,306	(1,024)	(78)%
Interest expense	(2,779)	(2,208)	(571)	26%
(Loss) Gain on foreign exchange	(18)	(116)	98	(84)%
Gain (Loss) on fair value of swaps	547	(254)	801	(315)%
Interest and other income	-	5	(5)	(100)%
Income before income taxes	(1,968)	(1,267)	(701)	55%
Income tax expense	(511)	(322)	(189)	59%
Net income	(1,457)	(945)	(512)	54%
Net loss attributable to noncontrolling interests	54	59	(5)	(8)%
Net income attributable to Reservoir Holdings, Inc.	(1,404)	(886)	(518)	58%

Revenues

Our revenues were composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Revenue by Type
Performance	$2,663	$3,102	$(439)	(14)%
Digital	6,647	5,906	741	13%
Mechanical	410	388	22	6%
Synchronization	1,952	1,543	409	27%
Other	593	402	191	48%
Total Music Publishing	12,265	11,342	923	8%
Digital	2,821	1,723	1,098	64%
Physical	969	192	777	405%
Synchronization	108	65	43	66%
Neighboring rights	333	204	129	63%
Total Recorded Music	4,232	2,184	2,048	94%
Other revenue	221	119	102	86%
Total Revenue	$16,718	$13,644	$3,074	23%
Revenue by Geographical Location
U.S. Music Publishing	$6,854	$6,895	$(41)	(1)%
U.S. Recorded Music	1,583	658	925	141%
U.S. Other Revenue	221	119	102	86%
Total U.S.	8,659	7,672	987	13%
International Music Publishing	5,411	4,447	964	22%
International Recorded Music	2,649	1,526	1,123	74%
Total International	8,060	5,973	2,087	35%
Total Revenue	$16,718	$13,644	$3,074	23%

Total Revenues

Total revenues increased by $3,074 thousand, or 23%, to $16,718 thousand for the three months ended June 30, 2021 from $13,644 thousand for the three months ended June 30, 2020. Music Publishing revenues represented 73% and 83% of total revenues for the three months ended June 30, 2021 and June 30, 2020, respectively. Recorded Music revenues represented 25% and 16% of total revenues for the three months ended June 30, 2021 and June 30, 2020, respectively. U.S. and international revenues represented 52% and 48%, respectively, of total revenues for the three months ended June 30, 2021, and 56% and 44%, respectively, of total revenues for the three months ended June 30, 2020.

Total digital revenues increased by $1,839 thousand, or 24%, to $9,468 thousand for the three months ended June 30, 2021 from $7,629 thousand for the three months ended June 30, 2020. Total digital revenues represented 57% and 56% of consolidated revenues for the three months ended June 30, 2021 and June 30, 2020, respectively. The increase in digital revenue as a percentage of consolidated revenue is due to the continued growth in revenue at the music streaming services.

Music Publishing revenues increased by $923 thousand, or 8%, to $12,265 thousand for the three months ended June 30, 2021 from $11,342 thousand for the three months ended June 30, 2020. U.S. Music Publishing revenues were $6,854 thousand, or 56% of consolidated Music Publishing revenues for the three months ended June 30, 2021, and $6,895 thousand, or 61% of consolidated Music Publishing revenues for the three months ended June 30, 2020. International Music Publishing revenues were $5,411 thousand, or 44% of consolidated Music Publishing revenues for the three months ended June 30, 2021, and $4,447 thousand, or 39% of consolidated Music Publishing revenues for the three months ended June 30, 2020.

The overall increase in Music Publishing revenue was mainly driven by acquisitions of catalogs and revenue from the existing catalog, which led to an increase in digital revenue of $741 thousand or 13%, mechanical revenue of $22 thousand or 6%, synchronization revenue of $409 thousand, or 27%, and other revenue of $191 thousand, or 48%. These increases were partially offset by a decrease in performance revenue of $439 thousand, or 14%, which can be attributed to declines in performance revenue across the industry due to the impact of the COVID-19 pandemic. The increase in digital revenue partially reflects the continued shift to streaming services for music consumption, while the increase in mechanical, synchronization, and other revenue reflects the results of the acquisitions and existing catalog.

Recorded Music revenues increased by $2,048 thousand, or 94%, to $4,232 thousand for the three months ended June 30, 2021 from $2,184 thousand for the three months ended June 30, 2020. U.S. Recorded Music revenues were $1,583 thousand and $658 thousand, or 37% and 30% of consolidated Recorded Music revenues for the three months ended June 30, 2021 and June30, 2020, respectively. International Recorded Music revenues were $2,649 thousand and $1,526 thousand, or 63% and 70% of consolidated Recorded Music revenues for the three months ended June 30, 2021 and June 30, 2020, respectively.

The overall increase in Recorded Music revenue was driven in part by the acquisition of Tommy Boy in June of 2021, which contributed $875 thousand and $0 thousand to Recorded Music revenue to the three months ended June 30, 2021 and June 30, 2020, respectively. Digital revenue increased by $1,098 thousand primarily due to the acquisition of Tommy Boy and due to the continued growth at music streaming services. Physical revenue increased by $777 thousand primarily due to an increase in physical sales at Chrysalis Records. Synchronization revenue increased by $43 thousand. Neighboring rights revenue increased by $129 thousand primarily due to the acquisition of Tommy Boy.

Revenue by Geographical Location

U.S. revenue increased by $987 thousand, or 13%, to $8,659 thousand for the three months ended June 30, 2021 from $7,672 thousand for the three months ended June 30, 2020. U.S. Music Publishing revenue decreased by $41 thousand, or 1%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. U.S. Recorded Music revenue increased by $925 thousand, or 141%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. This was primarily driven by the acquisition of Tommy Boy.

International revenue increased by $2,087 thousand, or 35%, to $8,060 thousand for the three months ended June 30, 2021 from $5,973 thousand for the three months ended June 30, 2020. International Music Publishing revenue increased $964 thousand, or 22%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. This was primarily driven by acquisitions of catalogs, signings of writers and increases in digital revenue, primarily due to growth in streaming. International Recorded Music revenue increased $1,123 thousand for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 primarily due to the acquisition of Tommy Boy, the continued growth of music streaming services and a strong physical release schedule.

Cost of revenues

Our cost of revenues was composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Writer royalties and other publishing costs	$6,019	$5,246	$773	15%
Artist royalties and other recorded costs	1,673	658	1,015	154%
Total cost of revenues	$7,692	$5,903	$1,789	30%

Our cost of revenues increased by $1,789 thousand, or 30%, to $7,692 thousand for the three months ended June 30, 2021 from $5,903 thousand for the three months ended June 30, 2020. Cost of revenues as a percentage of revenues increased to 46% for the three months ended June 30, 2021 from 43% for the three months ended June 30, 2020.

Writer royalties and other publishing costs increased by $773 thousand, or 15%, to $6,019 thousand for the three months ended June 30, 2021 from $5,246 thousand for the three months ended June 30, 2020. Writer royalties and other publishing costs as a percentage of music publishing revenues increased to 49% for the three months ended June 30, 2021 from 46% for the three months ended June 30, 2020. The decrease in margins was due to the change in the mix of earnings by type and songwriting clients with their specific contractual royalty rates being applied to the revenues.

Artist royalties and other recorded music costs increased by $1,015 thousand, or 154%, to $1,673 thousand for the three months ended June 30, 2021 from $658 thousand for the three months ended June 30, 2020. This increase was due partly to the acquisition of Tommy Boy as well as costs associated with the increased physical revenue during the three months ended June 30, 2021. Artist royalties and other recorded music costs as a percentage of recorded music revenues increased to 40% for the three months ended June 30, 2021 from 30% for the three months ended June 30, 2020. This was partly driven by the higher costs as a percentage of revenue on the increased physical revenue for the three months ended June 30, 2021 as well as higher costs for distributed product during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.

Administration expenses

Our administration expenses are composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Administration expenses	$4,665	$3,005	$1,660	55%
Total administration expenses	$4,665	$3,005	$1,660	55%

Total administration expenses increased by $1,660 thousand, or 55%, to $4,665 thousand for the three months ended June 30, 2021 from $3,005 thousand for the three months ended June 30, 2020. Expressed as a percentage of revenues, administration expenses increased to 28% for the three months ended June 30, 2021 from 22% for the three months ended June 30, 2020. Administration expenses preparing for being a public company along with increased costs related to acquisitions were the primary drivers of this increase. In addition, the benefit of a forgiven PPP Loan (as defined below) of $617 thousand was recorded for the three months ended June 30, 2020, while no such benefit was recorded for the three months ended June 30, 2021. Adjusting for the impact of the one-time benefit of the PPP Loan forgiveness for the three months ended June 30, 2020, administrative expenses increased by $1,043 thousand, or 29%. This increase was in line with management’s expectations of approximately $4,000 thousand of annual incremental administrative expenses related to being a public company as well as anticipated incremental administrative expenses associated with acquisitions.

Interest expense

Our interest expense increased by $571 thousand, or 26%, to $2,779 thousand for the three months ended June 30, 2021 from $2,208 thousand for the three months ended June 30, 2020. This was primarily driven by increased debt balances due to use of funds in catalog and business acquisitions and writer signings, partially offset by a decline in LIBOR rates as well as lower interest rates as a result of refinancing transactions, the impact of which was in turn partially offset by interest rate swap hedges.

Loss on foreign exchange

Loss on foreign exchange decreased by $98 thousand to a loss of $18 thousand for the three months ended June 30, 2021 from a loss of $116 thousand for the three months ended June 30, 2020. This change was due to fluctuations in the two foreign currencies we are directly exposed to, namely GBP and EUR.

Gain (loss) on fair value of swaps

Gain (loss) on fair value of swaps increased by $801 thousand to a gain of $547 thousand for the three months ended June 30, 2021 from a loss of $254 thousand for the three months ended June 30, 2020. This change was due to a rising forward yield curve for LIBOR and the marking to market of our interest rate swap hedges.

Interest and other income

Our interest and other income decreased by $5 thousand, or 100%, to $0 thousand for the three months ended June 30, 2021 from $5 thousand for the three months ended June 30, 2020. This was primarily driven by a decline in cash on hand on average throughout the three months ended June 30, 2021 and lower interest rates.

Loss before income taxes

Our loss before income taxes increased by $701 thousand, or 55%, to $1,968 thousand for the three months ended June 30, 2021 from a loss before income taxes of $1,267 thousand for the three months ended June 30, 2020 as a result of the factors described above.

Income tax benefit

Our income tax benefit increased by $189 thousand, or 59%, to $511 thousand for the three months ended June 30, 2021 from a benefit of $322 thousand for the three months ended June 30, 2020. The increase in income tax benefit is related to the higher pre-tax loss in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.

Net loss

Our net loss increased by $512 thousand, or 54%, to $1,457 thousand for the three months ended June 30, 2021 from a loss of $945 thousand for the three months ended June 30, 2020 as a result of the factors described above.

Noncontrolling interest

There was $54 thousand of loss attributable to noncontrolling interests for the three months ended June 30, 2021. There was $59 thousand of loss attributable to noncontrolling interests for the three months ended June 30, 2020.

Reconciliation of Operating Income to OIBDA

We use OIBDA as our primary measure of financial performance. The following table reconciles operating income to OIBDA (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Operating income	$282	$1,306	$(1,024)	(78)%
Amortization expense	4,048	3,374	674	20%
Depreciation expense	31	56	(25)	(45)%
OIBDA	$4,361	$4,736	$(375)	(8)%

OIBDA

Our OIBDA decreased by $375 thousand, or 8%, to $4,361 thousand for the three months ended June 30, 2021 as compared to $4,736 thousand for the three months ended June 30, 2020 primarily as a result of an increase in revenue of $3,074 thousand, partially offset by an increase in cost of revenue of $1,789 thousand and an increase in administration expenses of $1,660 thousand. Expressed as a percentage of total revenue, OIBDA margin decreased to 26% for the three months ended June 30, 2021 from 35% for the three months ended June 30, 2020. Adjusting for the impact of the one-time benefit of the PPP Loan forgiveness of $617 thousand for the three months ended June 30, 2020 (as described in the administrative expense section above), OIBDA for the three months ended June 30, 2020 would have been $4,119 thousand. When excluding the impact of the one-time benefit of the PPP Loan forgiveness for the three months ended June 30, 2020, OIBDA for the three months ended June 30, 2021 increased by $242 thousand, or 6%, even with the increased costs for the three months ended June 30, 2021 associated with preparing to be a public company.

The following table details revenues, total costs and expenses and operating income for the trailing twelve months ended June 30, 2021. The table further reconciles operating income to OIBDA for each period included in the calculation of the trailing twelve months:

	Year Ended March 31, 2021	Less: Three Months Ended June 30, 2020	Plus: Three Months Ended June 30, 2021	Trailing Twelve Months Ended June 30, 2021
Revenues	$81,778	$13,644	$16,718	$84,852
Cost of revenue	(32,992)	(5,903)	(7,692)	(34,781)
Amortization and depreciation	(14,129)	(3,430)	(4,079)	(14,778)
Administration expenses	(14,986)	(3,005)	(4,665)	(16,646)
Total costs and expenses	$(62,107)	$(12,338)	$(16,436)	$(66,205)

Operating income	$19,671	$1,306	$282	$18,647
Amortization expense	13,906	3,374	4,048	14,580
Depreciation expense	222	56	31	197
OIBDA	$33,799	$4,736	$4,361	$33,424

Depreciation expense

Our depreciation expense decreased by $25 thousand, or 45%, to $31 thousand for the three months ended June 30, 2021 from $56 thousand for the three months ended June 30, 2020, primarily due to the full depreciation of some prior capital expenditures.

Amortization expense

Amortization expense increased by $674 thousand, or 20%, to $4,048 thousand for the three months ended June 30, 2021 from $3,374 thousand for the three months ended June 30, 2020, primarily due to the acquisition of additional music catalogs and music company purchases.

Business Segment Results

Revenues, operating income and OIBDA by business segment were as follows (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Music Publishing
Revenues	$12,265	$11,342	$923	8%
Operating income	(316)	1,040	(1,356)	(130)%
OIBDA	2,868	3,926	(1,058)	(27)%
Recorded Music
Revenues	4,232	2,184	2,048	94%
Operating income	538	271	267	99%
OIBDA	1,408	815	593	73%
Other
Revenues	221	119	102	86%
Operating income	60	(4)	64	NM
OIBDA	84	(4)	88	NM
Total
Revenues	16,718	13,644	3,074	23%
Operating income	282	1,306	(1,024)	(78)%
OIBDA	4,361	4,736	(375)	(8)%

Music Publishing

Revenues

Music Publishing revenues increased by $923 thousand, or 8%, to $12,265 thousand for the three months ended June 30, 2021 from $11,342 thousand for the three months ended June 30, 2020. The increase was primarily attributed to the increase in digital revenue of $741 thousand from $5,906 thousand to $6,647 thousand, or 13%. Additionally, Mechanical, Synchronization, and Other revenues increased by 6%, 27%, and 48%, respectively. The increase was partially offset by a decline in Performance by 14%.

The overall increase in Music Publishing revenue was mainly driven by reasons described in the “—Total Revenues” and “—Revenue by Geographical Location” sections.

Cost of revenues

Music Publishing cost of revenues was composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Writer royalties and other publishing costs	$6,019	$5,246	$773	15%
Total cost of revenues	$6,019	$5,246	$773	15%

Music Publishing cost of revenues increased by $773 thousand, or 15%, to $6,019 thousand for the three months ended June 30, 2021 from $5,246 thousand for the three months ended June 30, 2020. This increase is due primarily to acquisitions of catalogs and writer signings. Expressed as a percentage of Music Publishing revenue, Music Publishing cost of revenues increased to 49% for the three months ended June 30, 2021 from 46% for the three months ended June 30, 2020. The decrease in margins is due to the change in the mix of earnings by type and songwriting clients with their specific contractual royalty rates being applied to the revenues.

Administration expenses

Music Publishing administration expenses were comprised of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Administration expenses	$3,378	$2,170	$1,208	56%
Total administration expenses	$3,378	$2,170	$1,208	56%

Music Publishing administration expenses increased by $1,208 thousand, or 56%, to $3,378 thousand for the three months ended June 30, 2021 as compared to $2,170 thousand for the three months ended June 30, 2020. This was partly due to new administration expenses preparing for being a public company along with increased costs related to acquisitions. Additionally, the administration expenses for the three months ended June 30, 2020 included a benefit of approximately $617 thousand for a forgiven PPP Loan while no such benefit was recorded for the three months ended June 30, 2021. Expressed as a percentage of Music Publishing revenues, Music Publishing administration expenses increased to 28% for the three months ended June 30, 2021 from 19% for the three months ended June 30, 2020. Adjusting for the impact of the one-time benefit of the PPP Loan forgiveness for the three months ended June 30, 2020, administrative expenses increased by $591 thousand, or 21%.

Operating income and OIBDA

Music Publishing OIBDA includes the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Operating income	$(316)	$1,040	$(1,356)	(130)%
Depreciation and amortization	3,184	2,886	298	10%
OIBDA	$2,868	$3,926	$(1,058)	(27)%

Music Publishing OIBDA decreased by $1,058 thousand, or 27%, to $2,868 thousand for the three months ended June 30, 2021 from $3,926 thousand for the three months ended June 30, 2020. Expressed as a percentage of Music Publishing revenues, Music Publishing OIBDA margin decreased to 23% for the three months ended June 30, 2021 from 35% for the three months ended June 30, 2020. The decrease in Music Publishing OIBDA was primarily attributed to higher Music Publishing revenues, partially offset by higher cost of revenues as a percentage of revenue, and more than fully offset by higher administration expenses as a percentage of revenue. Adjusting for the impact of the one-time benefit of the PPP Loan forgiveness for the three months ended June 30, 2020, Music Publishing OIBDA decreased by $441 thousand, or 13%, from the three months ended June 30, 2020 to the three months ended June 30, 2021.

Music Publishing operating income decreased by $1,356 thousand, or 130%, to a loss of $316 thousand for the three months ended June 30, 2021 from a gain of $1,040 thousand for the three months ended June 30, 2020 due to the factors that led to the decrease in Music Publishing OIBDA noted above.

Recorded Music

Revenues

Recorded Music revenues increased by $2,048 thousand, or 94%, to $4,232 thousand for the three months ended June 30, 2021 from $2,184 thousand for the three months ended June 30, 2020. The increase was attributed to the increase in digital revenue from $1,723 thousand to $2,821 thousand, or 64%. Additionally, Physical, Synchronization, and Neighboring Rights revenues increased by 405%, 66%, and 63%, respectively.

The overall increase in Recorded Music revenue was driven reasons described in the “—Total Revenues” and “—Revenue by Geographical Location” sections.

Cost of revenues

Recorded Music cost of revenues was composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Artist royalties and other recorded music costs	$1,673	$658	$1,015	154%
Total cost of revenues	$1,673	$658	$1,015	154%

Recorded Music cost of revenues increased by $1,015 thousand, or 154%, to $1,673 thousand for the three months ended June 30, 2021 from $658 thousand for the three months ended June 30, 2020. Expressed as a percentage of Recorded Music revenue, cost of revenues increased to 40% for the three months ended June 30, 2021 from 30% for the three months ended June 30, 2020. This was partly driven by the higher costs as a percentage of revenue on the increased physical revenue for the three months ended June 30, 2021 as well as higher costs for distributed product in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.

Administration expenses

Recorded Music administration expenses were composed of the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Administration expenses	$1,151	$711	$440	62%
Total administration expenses	$1,151	$711	$440	62%

Recorded Music administration expenses increased to $1,151 thousand for the three months ended June 30, 2021 from $711 thousand for the three months ended June 30, 2020. The increase in administration expenses was primarily due to increases in at Chrysalis Records and the integration of Tommy Boy. Expressed as a percentage of Recorded Music revenue, Recorded Music administration expense decreased to 27% for the three months ended June 30, 2021 from 33% for the three months ended June 30, 2020.

Operating income and OIBDA

Recorded Music OIBDA included the following amounts (in thousands):

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Operating income	$538	$271	$267	99%
Depreciation and amortization	870	544	326	60%
OIBDA	$1,408	$815	$593	73%

Recorded Music OIBDA increased by $593 thousand, or 73%, to $1,408 thousand for the three months ended June 30, 2021 from $815 thousand for the three months ended June 30, 2020 as a result of the acquisition of Tommy Boy and increases from Chrysalis Records. Expressed as a percentage of Recorded Music revenues, Recorded Music OIBDA margin decreased to 33% for the three months ended June 30, 2021 from 37% for the three months ended June 30, 2020.

Recorded Music operating income increased by $267 thousand to $538 thousand for the three months ended June 30, 2021 from $271 thousand for the three months ended June 30, 2020 due to the factors that led to the increase in Recorded Music OIBDA noted above.

Liquidity and Capital Resources

Capital Resources

As of June 30, 2021, we had $326,038 thousand of debt (net of $2,840 thousand of deferred financing costs), $14,025 thousand of cash and equivalents and net debt of $312,014 thousand (defined as total debt, less cash and equivalents and deferred financing costs).

We used a portion of the proceeds from the Business Combination and PIPE Investment to repay $80,600 thousand of debt (amounts to related parties) associated with the Tommy Boy acquisition and $55,000 thousand of debt under the New Credit Facility.

Cash Flows

The following table summarizes our historical cash flows (in thousands).

	For the Three Months Ended
	June 30,		2021 vs. 2020
	2021	2020	$ Change	% Change
Cash provided by (used in):
Operating activities	$3,827	$7,544	$(3,717)	(49)%
Investing activities	(112,785)	(72,785)	(40,000)	55%
Financing activities	113,564	18,572	94,992	511%

Operating Activities

Cash provided by operating activities was $3,827 thousand for the three months ended June 30, 2021 compared to $7,544 thousand for the three months ended June 30, 2020. The primary driver of the $3,717 thousand decrease in cash provided by operating activities during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 were increases in administration expenses around preparing for being a public company, as well as increases in cash used for advances and inventory purchases.

Investing Activities

Cash used in investing activities was $112,785 thousand for the three months ended June 30, 2021 compared to $72,785 thousand for the three months ended June 30, 2020. The increase in cash used in investing activities was primarily due to increased acquisitions of music catalogs.

Financing Activities

Cash provided by financing activities was $113,564 thousand for the three months ended June 30, 2021 compared to cash provided by financing activities of $18,572 thousand for the three months ended June 30, 2021. The increased cash provided by financing activities was related to increased borrowing under the secured line of credit and an increase in related party loans to fund the Tommy Boy acquisition in the quarter ended June 30, 2021 partially offset by the proceeds from common stock issuance in the fiscal quarter ended June 30, 2020.

Liquidity

Our primary sources of liquidity are the cash flows generated from our subsidiaries’ operations, available cash and equivalents and funds available for drawing under our secured line of credit and loans. These sources of liquidity are needed to fund our debt service requirements, working capital requirements, capital expenditure requirements, strategic acquisitions and investments, retirement of or refinancing of our outstanding debt, privately negotiated purchases or otherwise, we may elect to pay or make in the future.

During the three months ended June 30, 2020, we borrowed $617 thousand (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended (the “CARES Act”), provided for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. In accordance with the terms of the program, we applied for and received confirmation of loan forgiveness for the entire amount borrowed under the PPP.

We believe that our primary sources of liquidity will be sufficient to support our existing operations over the next twelve months.

Existing Debt as of June 30, 2021

As of June 30, 2021, our outstanding debt was as follows (in thousand):

Term Loan	$18,250
Revolving Credit	229,991
Amounts due to related parties	80,638
Total outstanding debt	$328,879

Reservoir uses cash generated from operations to pay current interest and principal obligation on the Prior Credit Facility (as defined below). Reservoir expects to continue to refinance and extend maturity on the Credit Facility for the foreseeable future.

Debt Capital Structure

Since 2014, Reservoir Media Management has been the borrower under a revolving credit and term loan agreement (the “Prior Credit Facility”) with SunTrust Bank (Truist Bank) as the administrative agent and lead arranger. The Prior Credit Facility has been amended and restated a number of times since 2014, generally leading to extensions on maturity dates (maturity date as of June 30, 2021 is October 16, 2024), increases in the facility size ($250,000 thousand as of June 30, 2021) and reductions in interest rates (LIBOR plus 2.5% as of June 30, 2021).

On May 26, 2021, Reservoir entered into a Loan Agreement with Wesbild Holdings Ltd to borrow $38,000 thousand, at an interest rate of 4.66%, to finance the acquisition of Tommy Boy. On June 2, 2021, Reservoir entered into a Seller Loan Agreement with BTCSJC Music LLC and ER TB LLC, which are entities controlled by related parties, to borrow an aggregate amount of $42,638 thousand, at an interest rate of 4.66%, to finance the acquisition of Tommy Boy. These borrowings are included in amounts due to related parties.

On July 28, 2021, in connection with the consummation of the Business Combination, Reservoir Media Management amended and restated the Prior Credit Facility by entering the Fourth Amended and Restated Credit Agreement with Truist Bank (the “New Credit Facility”), providing for credit facilities in an aggregate amount of up to $248,750 thousand. The maturity of the New Credit Facility remained October 16, 2024, while interest rates were reduced to LIBOR plus 2.25%.

Subject to market conditions, we expect to continue to take opportunistic steps to extend our maturity dates and reduce related interest expense. From time to time, we may incur additional indebtedness for, among other things, working capital, repurchasing, redeeming or tendering for existing indebtedness and acquisitions or other strategic transactions.

Certain terms of the New Credit Facility are described below.

Guarantees and Security

The obligations under the New Credit Facility are guaranteed by Reservoir, RMI and subsidiaries of Reservoir Media Management. All obligations of Reservoir, Reservoir Media Management and each guarantor under the New Credit Facility are secured by substantially all the assets of Reservoir, Reservoir Media Management and such subsidiary guarantor.

Covenants, Representations and Warranties

The New Credit Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contained in the New Credit Facility limit the ability of RMI and its subsidiaries to, among other things, incur additional indebtedness or issue certain preferred shares; pay dividends, redeem stock or make other distributions; repurchase, prepay or redeem subordinated indebtedness; make investments; create restrictions on the ability of its subsidiaries to pay dividends to it or make other intercompany transfers; create liens; transfer or sell assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with its affiliates.

Events of Default

Events of default under the New Credit Facility include, as applicable, nonpayment of principal when due, nonpayment of interest or other amounts, inaccuracy of representations or warranties in any material respect, violation of covenants, certain bankruptcy or insolvency events, certain ERISA events and certain material judgments, in each case, subject to customary thresholds, notice and grace period provisions.

Interest Rate Swaps

As of June 30, 2021, Reservoir Media Management had entered into four interest rate swaps. Two of these swaps expire on March 10, 2022, one with a notional amount of $57,634 thousand and one with a notional amount $39,712 thousand. Under the terms of the interest rate swaps, Reservoir Media Management pays a fixed rate of 2.8% and 3.0% respectively, to the counterparty and receives a floating interest from the counter party based on LIBOR with reference to notional amounts adjusted to match the original scheduled principal repayments pursuant to the New Credit Facility.

As of June 30, 2021, the two additional interest rate swaps, which were entered into during the year ended March 31, 2020, had notional amounts of $8,875 thousand and $88,099 thousand. These swaps have an effective date of March 10, 2022 which coincides with the expiration of the previous two swaps, and Reservoir Media Management will pay a fixed rate of 1.6% and 1.5%, respectively, and receive a floating interest rate from the counter party based on LIBOR with reference to notional amounts adjusted to match the original scheduled principal repayments pursuant to the New Credit Facility.

Covenant Compliance

The New Credit Facility contains a leverage ratio that is tied to Adjusted EBITDA, which is defined under the New Credit Facility. Reservoir Media Management’s ability to borrow funds under the New Credit Facility may depend upon its ability to meet the leverage ratio test at the end of a fiscal quarter to the extent it has outstanding debt. This leverage ratio carries a maximum of 6.0x.

The New Credit Facility contains a loan-to-value ratio that is tied to the library value, which is defined under the New Credit Facility. Reservoir Media Management’s ability to borrow funds under the New Credit Facility may depend upon its ability to meet the loan-to-value ratio at the end of a fiscal quarter to the extent it has outstanding debt. This loan-to-value ratio carries a maximum of 0.55x. This loan-to-value ratio is further subject to a valuation variance test, which is defined under the New Credit Facility, and which may further limit its borrowing ability.

The New Credit Facility contains a fixed charge coverage ratio that is tied to in the ability to service outstanding debt, which is defined in the New Credit Facility. Reservoir Media Management’s ability to borrow funds under the New Credit Facility may depend upon its ability to meet the fixed charge coverage test at the end of a fiscal quarter to the extent it has outstanding debt. This fixed charge coverage ratio carries a minimum of 1.25x.

Non-compliance with the leverage ratio, loan to value ratio, or the fixed charge coverage ratio could result in the inability to use the New Credit Facility, which could have a material adverse effect on Reservoir’s business, cash flows, financial condition and results of operations.

The New Credit Facility requires that the leverage ratio, loan-to-value ratio and fixed charge coverage ratio be calculated for the most recent four fiscal quarters. The New Credit Facility requires that the leverage ratio, loan-to-value ratio and fixed charge coverage ratio be calculated on a pro forma basis for certain transactions including acquisitions as if such transactions had occurred on the first date of the measurement period and may include expected cost savings and synergies resulting from or related to any such transaction. There can be no assurances that any such cost savings or synergies will be achieved in full.

Dividends

Reservoir Media Management’s ability to pay dividends is restricted by covenants in the New Credit Facility. For the three months ended June 30, 2021 and June 30, 2020, Reservoir Media Management did not pay any dividends to stockholders.

Summary

Management believes that funds generated from our operations and borrowings under the New Credit Facility and available cash and equivalents will be sufficient to fund our debt service requirements, working capital requirements and capital expenditure requirements for the foreseeable future. We also have additional borrowing capacity under the New Credit Facility. However, our ability to continue to fund these items and to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, as well as other industry-specific factors such as the ability to control music piracy and the continued transition from physical to digital formats in the recorded music and music publishing industries. It could also be affected by the severity and duration of natural or man-made disasters, including pandemics such as the COVID-19 pandemic. We and our affiliates continue to evaluate opportunities to, from time to time, depending on market conditions and prices, contractual restrictions, our financial liquidity and other factors, seek to pay dividends or prepay outstanding debt or repurchase or retire Reservoir’s outstanding debt, privately negotiated purchases or otherwise. The amounts involved in any such transactions, individually or in the aggregate, may be material and may be funded from available cash or from additional borrowings or equity raises. In addition, from time to time, depending on market conditions and prices, contractual restrictions, our financial liquidity, and other factors, we may seek to refinance the New Credit Facility with existing cash and/or with funds provided from additional borrowings.

Contractual and Other Obligations

As of June 30, 2021, there have been no material changes, outside the ordinary course of business, in our contractual obligations since March 31, 2021. See “RHI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual and Other Obligations” in the Registration Statement for information regarding our contractual obligations.

Critical Accounting Policies

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to Reservoir’s consolidated financial statements for the years ended March 31, 2021 and 2020 included in the Registration Statement for a description of our other significant accounting policies. The preparation of our condensed consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those condensed consolidated financial statements and the accompanying notes thereto. The future effects of the COVID-19 pandemic on our results of operations, cash flows and financial position are unclear. However, we believe we have used reasonable estimates and assumptions in preparing the condensed consolidated financial statements. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue and Cost Recognition

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), Reservoir recognizes revenue when, or as, control of the promised services or goods is transferred to its customers and in an amount that reflects the consideration Reservoir is contractually due in exchange for those services or goods.

Music Publishing

Music Publishing revenues are earned from the receipt of royalties relating to the licensing of rights in musical compositions and the sale of published sheet music and songbooks. The receipt of royalties principally relates to amounts earned from the public performance of musical compositions, the mechanical reproduction of musical compositions on recorded media including digital formats and the use of musical compositions in synchronization with visual images. Music publishing royalties, except for synchronization royalties, generally are recognized when the sale or usage occurs. The most common form of consideration for publishing contracts is sales- and usage-based royalties. The collecting societies submit usage reports, typically with payment for royalties due, often on a quarterly or biannual reporting period, in arrears. Royalties are recognized as the sale or usage occurs based upon usage reports and, when these reports are not available, royalties are estimated based on historical data, such as recent royalties reported, company-specific information with respect to changes in repertoire, industry information and other relevant trends. Synchronization revenue is typically recognized as revenue when control of the license is transferred to the customer in accordance with ASC 606.

Recorded Music

Revenues from the sale or license of Recorded Music products through digital distribution channels are typically recognized when the sale or usage occurs based on usage reports received from the customer. Digital licensing contracts are generally long-term with consideration in the form of sales- and usage-based royalties that are typically received monthly. For certain licenses where the consideration is fixed and the intellectual property being licensed is static, revenue is recognized at the point in time when control of the licensed content is transferred to the customer. Revenues from the sale of physical Recorded Music products are recognized upon delivery, which occurs once the product has been shipped and control has been transferred.

Accounting for Royalty Costs and Royalty Advances

Reservoir incurs royalty costs that are payable to our recording artists and songwriters generated from the sale or license of our music publishing copyrights and recorded music catalogue. Royalties are calculated using negotiated rates in accordance with recording artist and songwriter contracts. Calculations are based on revenue earned or user/usage measures or a combination of these. There are instances where such data is not available to be processed and royalty cost calculations may be complex or involve judgments about significant volumes of data to be processed and analyzed.

In many instances, Reservoir commits to pay our recording artists and songwriters royalties in advance of future sales. Reservoir accounts for these advances under the related guidance in FASB ASC Topic 928, “Entertainment—Music” (“ASC 928”). Under ASC 928, Reservoir capitalizes as assets certain advances, which it believes are recoverable from future royalties to be earned by the recording artist or songwriter, when paid. Recoverability is assessed upon initial commitment of the advance based upon Reservoir’s forecast of anticipated revenue from the sale of future and existing albums or musical compositions. In determining whether the advance is recoverable, Reservoir evaluates the current and past popularity of the recording artist or songwriter, the sales history of the recording artist or songwriter, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Advances vary in both amount and expected life based on the underlying recording artist or songwriter. To the extent that a portion of an outstanding advance is no longer deemed recoverable, that amount will be expensed in the period the determination is made.

Acquisitions and Business Combinations

In conjunction with each acquisition transaction, Reservoir assesses whether the transaction should follow accounting guidance applicable to an asset acquisition or a business combination. This assessment requires an evaluation of whether the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, resulting in an asset acquisition or, if not, resulting in a business combination. If treated as an asset acquisition, the asset is recorded in accordance with Reservoir’s intangible asset policy and related acquisition costs are capitalized as part of the asset.

In a business combination, Reservoir recognizes identifiable assets acquired, liabilities assumed, and non-controlling interests at their fair values at the acquisition date. Any consideration paid in excess of the net fair value of the identifiable assets and liabilities acquired in a business combination is recorded to goodwill and acquisition-related costs are expensed as incurred.

Intangible Assets

Intangible assets consist primarily of music catalogs (publishing and recorded). Intangible assets are recorded at fair value in a business combination and relative fair value in an asset acquisition. Intangible assets are amortized over their expected useful lives using the straight-line method.

Reservoir periodically reviews the carrying value of its amortizable intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable or that the lives assigned may no longer be appropriate. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. If it is determined that events and circumstances warrant a revision to the remaining period of amortization, an asset’s remaining useful life would be changed, and the remaining carrying amount of the asset would be amortized prospectively over that revised remaining useful life.